Exhibit 99.1 For Immediate Release CNO Financial Group Declares $0.17 Quarterly Dividend and Announces Virtual Annual Meeting Date Director Nina Henderson to retire CARMEL, Ind., February 11, 2026 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has declared a quarterly cash dividend of $0.17 per share on the company’s common shares. The dividend will be payable March 24, 2026, to shareholders of record at the close of business on March 10, 2026. The company announced that its annual meeting of shareholders will be held via a virtual, live webcast at 8:00 a.m. ET on May 12, 2026. Holders of record at the close of business on March 16, 2026, will be able to participate in, vote and submit questions during the virtual meeting. CNO also announced that Nina Henderson will retire from the company’s Board of Directors at the conclusion of her current term, which ends upon the close of the annual meeting. Henderson joined CNO’s Board in 2012 and she serves as Chair of the Human Resources and Compensation Committee and as a member of the Investment Committee. “Nina has been a valued presence on our Board for the past 14 years, strengthening CNO through her decades of experience in customer insights, business operations, human capital management and governance,” said Board Chair Dan Maurer. “Her distinguished service reflects a deep commitment to CNO and our long-term success. On behalf of the Board and management team, we thank Nina for her many contributions and wish her continued success in her future endeavors.” Following Henderson’s retirement, the CNO Board will be comprised of nine directors. The other nine current directors have been nominated for re-election at the annual meeting. About CNO Financial Group CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities and financial services through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $38.8 billion in total assets. Our 3,300 associates, 5,000 exclusive agents and more than 7,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com. For further information: CNO News Media Valerie Dolenga Valerie.Dolenga@CNOinc.com CNO Investor Relations Adam Auvil Adam.Auvil@CNOinc.com - ### -